Exhibit 99.1

NEWS RELEASE

Comdisco Announces Fiscal Third Quarter Operating Results Enters Final Phase of the Wind-Down of Operations

Thornton is Disbursing Agent, Sole Director and CEO

Rosemont, IL- August 12, 2004—Comdisco Holding Company, Inc. (OTC: CDCO) today reported financial results for its fiscal third quarter ended June 30, 2004. Comdisco emerged from Chapter 11 on August 12, 2002. Under its Plan of Reorganization, Comdisco’s business purpose is limited to the orderly runoff or sale of its remaining assets.

Operating Results: For the three months ended June 30, 2004, Comdisco Holding Company, Inc. reported net earnings of approximately $8 million, or $1.88 per common share (basic and diluted). The per share results for Comdisco Holding Company, Inc. are based on the 4.2 million shares of common stock outstanding on average during the quarter ended June 30, 2004.

For the nine months ended June 30, 2004, total revenue decreased by 58 percent to $101 million and net cash provided by operating activities decreased by 88 percent to $154 million, compared to the nine months ended June 30, 2003. The company expects its total revenue and net cash provided by operating activities to continue to decrease until the wind-down of its operations is complete.

The company’s total assets decreased by 41 percent to $219 million as of June 30, 2004 from $373 million as of September 30, 2003. The $218 million of total assets as of June 30, 2004 included $188 million of cash.

As a result of bankruptcy restructuring transactions, adoption of fresh-start reporting and multiple asset sales, Comdisco Holding Company, Inc.'s financial results are not comparable to those of its predecessor company, Comdisco, Inc. Please refer to the company’s quarterly report on Form 10-Q filed on August 12, 2004 for complete financial statements and other important disclosures.

Wind-Down of Operations: Comdisco Holding Company, Inc. has substantially completed the monetization of its assets and has entered the final phase of the wind-down of operations contemplated by the Plan of Reorganization. On August 12, 2004, in accordance with previously disclosed plans and pursuant to a Bankruptcy court order entered on April 15, 2004, Comdisco took several actions in furtherance of the wind-down. Randolph I. Thornton’s appointment as initial disbursing agent became effective after the resignations of four of the five members of the board of directors, leaving Mr. Thornton as the sole director of Comdisco Holding Company, Inc. Comdisco’s charter was amended to provide for a one-member board of directors. Mr. Thornton also became chief executive officer and president of Comdisco, replacing Ronald C. Mishler, who has served as chairman, chief executive officer and president since August 2002. “I have been privileged to lead a very talented team of people for the past two years,” Mishler said. “Through their hard work and dedication, we have successfully monetized substantially all of Comdisco’s assets through this wind-down process. I am very pleased that someone of Randy Thornton’s abilities has agreed to lead the company through its final stages.”

Comdisco also filed a Certificate of Dissolution with the State of Delaware to formally extinguish the company’s corporate existence except for the purpose of completing the wind-down of operations contemplated by the Plan of Reorganization.

Thornton has served on Comdisco’s board of directors since August 2002 and was a managing director and senior credit officer of Citigroup where he managed many corporate reorganizations and held various positions for over thirty-three years until his retirement in January 2004. He has served as an advisor to, and director of, various other public companies. “On behalf of all the stakeholders of Comdisco, I would like to thank Ron Mishler for his invaluable contributions in leading the company over the past two years,” Thornton said. “I would also like to thank the company’s other former directors, Jeffrey A. Brodsky, Robert M. Chefitz and William A. McIntosh, for providing the guidance which has enabled the company to successfully reach this stage of the wind-down process. Working with the experienced team still remaining at Comdisco, I am ready to guide the company through the final stages of its wind-down.”

About Comdisco

Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco’s plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations and no further distributions will be made.

Safe Harbor

The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases “expect,” “estimate,” and “anticipate” and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the reports on Form 10-K for the fiscal year ended September 30, 2003, Form 10-Q for the fiscal quarter ended December 31, 2003, Form 10-Q for the fiscal quarter ended March 31, 2004 and Form 10-Q for the fiscal quarter ended June 30, 2004. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts: Comdisco: Mary Moster 847-518-5147 mcmoster@comdisco.com